Rennova Health Interview, CEO Seamus Lagan on Uptick Newswire: June 2018

Jolly: On today’s show we have a returning guest. He was on the show about a week ago, June 14th, and the reason why I asked him to come back on the show, there’s been a lot of talk and chatter out there. I know the stock has dropped a little bit. I do want to give my own disclaimer – I own 800,000 shares of this company that I have not been given to, I bought in the open market, so I’m just out there like the investors. We’re talking to no other than Rennova Health, Inc. They trade on the OTC Markets under the ticker symbol RNVA. I still think it’s undervalued here at .0037 - .004. With us today, to bring us up to date on his 10-Q, is no other than the President and CFO Seamus Lagan. Seamus, welcome back to the show.

Lagan: Thank you Everett, I appreciate it.

Jolly: So before we get into the Q & A and everything, I kind of want to talk about, because I am a stockholder, about the company’s cash position. It’s a little bit low for me, and I wanted to know if you would be able to address that and put myself and maybe some of the investors at ease.

Lagan: Look, it’s a fair question. We were late in releasing our Q. Obviously any financial report is at a point in time on the last day of the month. Back to our activities over the last three months, we’ve been operating our first hospital and we’ve been in acquisition mode throughout that period for the second hospital that has since closed. We have a revolving amount of cash, we’ve never really been able to accumulate a significant amount of cash in the bank, and probably won’t for a period of time. Our financial institutions have been supportive of our needs, they understand our needs, we’ve managed to access enough capital to make people hold and pay our bills and complete the acquisition, so that’s not a major concern to me, Everett. I can understand how shareholders might look at it and say “hey, how are these guys going to survive in the long term”, but you do have to remember that as these hospitals kick in, we are receiving cash on a daily basis, and spending cash on a daily basis and the last day of the month is always a day that a significant amount of cash goes out the door. So, that’s usually what happens at the end of a financial period.

Jolly: I know it’s a huge undertaking, taking on two hospitals and also the oncology business that you already had going into you. My question is, do you believe that the revenues will grow in the second quarter, third, and fourth?

Lagan: Absolutely, Everett. You know the first quarter showed some revenue growth. We still reported and tried to explain that we made a provision for bad debt, in the first quarter for the startup period of Oneida. As we come into the second quarter, the second hospital kicks in, only for the last month of it, so it’s not a fair reflection of a complete quarter, but you know that revenue will help. We will further consider the amount that we reserve for debt and would hope to reduce that. The new regulations, the new GAAP, we have accounting us, as I think you saw in our last press release, the new FASB rules mean that for revenue recognition, you must offset any bad debt reserve against your sales, so that reduced our sales number a little, and we’ll be looking at that very carefully as we move forward.

Jolly: You know, derivative liability, let’s talk about that for a second. It’s massive, it’s very confusing, compared to the size of your company. Can you explain this number and why it’s so big?

Lagan: That’s one that anybody looking at is going to scratch their head. I mean, to have a derivative liability of 140 million plus on a company the size of ours is almost verging on ridiculous. It’s the GAAP accounting rules, it’s the way that we must account for the derivatives and the warrants, etc., that are out there. People need to remember that at the end of March, we were in a position where we had no authorized shares, and that meant that a significant portion of transactions which might otherwise be treated as equity, or not have such a large derivative liability, became a liability. We would expect that number to adjust significantly in the second quarter as well. We also had a situation where the share price was significantly higher than the exercise price of the warrants that were out there, and all of those things add to that liability, so I can totally understand everybody looking at that number, Everett, and scratching their heads. I think as debt gets exercised, while the debt’s not really a derivative liability calculation, but as warrants get exercised or as the share price and the exercise price of warrants is closer, then that derivative liability becomes a much more negligible number.

Jolly: You have been listening to Seamus Lagan; he is the CEO and President and CFO of Rennova Health, Inc. They trade on the OTC Markets under the ticker symbol RNVA. We’ve previously talked about future acquisitions based on your recent history. Can it be assumed that more acquisitions will take place, and how do you expect to pay for those?

Lagan: Absolutely, Everett. We have said very clearly that we intend to try and grow in this sector. The obvious route is to try and acquire existing businesses. This most recent one is a perfect example of something we will target. We look forward to looking at additional hospitals that, in the first instance probably continue to be small, revenues somewhere between 12-20 million dollars per annum, something that we know that we can manage, we can integrate completely, we can make profitable, and most importantly we’re going to stay focused in the same geographic location until we have an infrastructure in place that allows us to go further afield. I think it’s important for shareholders to recognize that we’re not just scattered all over the place, we do have a methodology here, and we intend to put in place a very capable management team to manage and make these profitable.

Jolly: Is, and I don’t want to put no words in your mouth, I could’ve sworn I read something that you guys are thinking about selling your toxicology services? Is there any truth to that?

Lagan: No, that’s actually not true, Everett. The toxicology has become a very minimal portion of this business but we still have one very well equipped lab, and that lab will be able to service the needs of the hospitals as we move forward as well. The hospitals have historically sent tests out to other large service providers, and as we fully understand the lab needs, we will be able to facilitate them internally.

Jolly: So I can safely say, or you can safely say, we are not selling off any parts of the old business that we had before we acquired the two hospitals?

Lagan: No, no, we have contracted the lab, the toxicology sector of our lab business, back down into one lab, and we’ve previously stated, and it’s in our press release, that we’re going to work really hard to separate them, divest the genetic testing and software division of the business. We believe those businesses are very viable standing on their own and we believe that we can spin those off in a manner that creates opportunity and value for our shareholders. So, that may be, perhaps, the genetic testing is still diagnostics, perhaps that was what you’re thinking of, Everett.

Jolly: I appreciate that, thank you for clearing that up for me. Seamus, I appreciate you coming back on the show, give us an update seven days later than when you’re on the show, like I said about a week ago. In your own words, is there anything you would like to tell my listeners and your investors how to stay tuned and not to worry so much?

Lagan: Yes, listen, I have made this comment before. This is not a “get rich quick” scheme, and we have an ambitious plan. It’s going to take a period of time to implement and to grow to the size that we believe we will. There is no real limit or ceiling of what we believe that growth will be over a period of years. In the short term, we do have to accept that we have convertible debt out there, and shareholders look at us as a very small company with an ambitious plan, and they’re right to ask us, you know, “how do you intend to deliver.” I think in the months ahead, they will see further evidence of our determination and they will see further success. Hopefully, that will remove some of the concerns they have about our plans and ability to deliver in the longer term, Everett.

Jolly: The company that we’re highlighting today here on “Stock Day” is Rennova Health. Take a look at them, they’re on the OTC Markets under the ticker symbol RNVA. Seamus, I want to thank you for coming on the show, it’s always a pleasure to have you on here. Please don’t hesitate to call and come back on the show in 30 or 40 days, and give us an update of what’s going on.

Lagan: I appreciate you having me back on so quickly, and give me an opportunity to make a comment on the financial statements, so thank you very much.